Exhibit 10.75

SANMINA-SCI CORPORATION

DEFERRED COMPENSATION PLAN

FOR OUTSIDE DIRECTORS

(Originally effective June 1, 2002)

Amended and restated effective January 1, 2009

TABLE OF CONTENTS

ARTICLE I	PURPOSE	1

ARTICLE II	DEFINITIONS	1
2.1	Account	1
2.2	Beneficiary	1
2.3	Board	1
2.4	Change of Control	1
2.5	Code	2
2.6	Code section 409A	2
2.7	Committee	2
2.8	Compensation Committee	2
2.9	Common Stock	2
2.10	Company	2
2.11	Compensation	2
2.12	Deferral Commitment	2
2.13	Deferral Period	2
2.14	Deferred Compensation	2
2.15	Eligible Director	2
2.16	Market Value	2
2.17	Participant	2
2.18	Participation Agreement	3
2.19	Plan Year	3
2.20	Share Units	3
2.21	Separation from Service	3

ARTICLE III	DEFERRAL COMMITMENTS	3
3.1	Participation	3
3.2	Initial Year of Participation	3
3.3	Elective Deferrals	3
3.4	Limitations on Deferral Commitments	3

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ARTICLE IV	DEFERRED COMPENSATION ACCOUNTS	4
4.1	Accounts	4
4.2	Deferred Compensation	4
4.3	Share Units	4
4.4	Dividends	4
4.5	Determination of Accounts	4
4.6	Vesting of Accounts	4
4.7	Statement of Accounts	4
4.8	Adjustment of Share Units	5

ARTICLE V	PLAN BENEFITS	5
5.1	After Separation from Service	5
5.2	Change of Control	5
5.3	Tax Withholding	5
5.4	Payment to Guardian	5

ARTICLE VI	BENEFICIARY DESIGNATION	6
6.1	Beneficiary Designation	6
6.2	Changing Beneficiary	6
6.3	Community Property	6
6.4	No Beneficiary Designation	6

ARTICLE VII	ADMINISTRATION	6
7.1	Committee	6
7.2	Agents and Delegation	7
7.3	Binding Effect of Decisions	7
7.4	Indemnification of Committee	7

ARTICLE VIII	AMENDMENT AND TERMINATION OF PLAN	7
8.1	Amendment	7
8.2	Right to Terminate Plan	7

ARTICLE IX	MISCELLANEOUS	8
9.1	Unfunded Plan	8
9.2	Trust Fund	8
9.3	Nonalienability	8

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9.4	Governing Law	9
9.5	Validity	9
9.6	Notice	9
9.7	Successors	9

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SANMINA-SCI CORPORATION

DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

ARTICLE I

PURPOSE

Effective June 1, 2002 the Board of Directors of Sanmina-SCI Corporation (“Sanmina-SCI”) approved the establishment of the Sanmina-SCI Corporation Deferred Compensation Plan for Outside Directors (the “Plan”).  The Plan is intended to provide eligible Sanmina-SCI Directors an opportunity to defer payment of all or part of the Compensation which is payable to them for acting as Directors of Sanmina-SCI.  Sanmina-SCI now approves the amendment and restatement of the Plan effective January 1, 2009.  The Plan is intended to reflect the requirements of section 409A of the Internal Revenue Code and the regulations issues thereunder, and, in all respects, shall be administered and construed in accordance with such requirements.  Prior to 2009, the Plan was administered in accordance with Code section 409A.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1           Account.  “Account” means the account established for a Participant pursuant to Article IV. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to this Plan and shall not constitute or be treated as a trust fund of any kind.

2.2           Beneficiary.  “Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable under Article V after a Participant’s death.

2.3           Board.  “Board” means the Board of Directors of Sanmina-SCI.

2.4           Change of Control.  “Change of Control” means:

(a)           A change in the effective control of the Company as defined under Treasury Regulations section 1.409A-3(i)(5)(vi)(A)(1); or,

(b)           A change in the ownership of the Company as defined under Code section 409A; or,

(c)           A change in the ownership of a substantial portion of the Company’s assets as defined under Code section 409A.

2.5           Code.  “Code” means the Internal Revenue Code, as amended from time to time.

2.6           Code section 409A.  Code section 409A shall refer to, collectively, section 409A of the Code and the regulations and IRS guidance issued thereunder.

2.7           Committee.  “Committee” means the management committee established by or at the direction of the Board to adminster the Plan.

2.8           Compensation Committee.  “Compensation Committee” means the Compensation Committee of the Board.

2.9           Common Stock.  “Common Stock” means the shares of common stock of the Company.

2.10         Company.  “Company” means Sanmina-SCI Corporation and any successor thereto.

2.11         Compensation.  “Compensation” means all fees payable to such Director during the year, including the retainer for service as a member of the Board or any committees thereof and meeting fees. Fees payable in the form of Common Stock and any expense reimbursements for attending Board or committee meetings shall not be included in the definition of Compensation.

2.12         Deferral Commitment.  “Deferral Commitment” means an election to defer Compensation made by a Participant pursuant to Article III and submitted in a Participation Agreement.

2.13         Deferral Period.  “Deferral Period” means the period over which a Director has elected to defer his Compensation. Each calendar year shall be a separate Deferral Period.

2.14         Deferred Compensation.  “Deferred Compensation,” means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Commitment.

2.15         Eligible Director.  “Eligible Director” means any individual who is a member of the Board and who is not an employee of the Company or any of its subsidiaries.  An individual shall become an Eligible Director only upon notification of his eligibility to participate and the material terms of participation.

2.16         Market Value.  “Market Value” means, with respect to one share of Common Stock on any date, the closing price for Common Stock listed in the composite tables in the “Wall Street Journal” for the applicable date.

2.17         Participant.  “Participant” means any Eligible Director who has made an election under Article III to defer any portion of his or her Compensation for any Plan Year.

2.18         Participation Agreement.  “Participation Agreement” means the Deferral Commitment agreement submitted by a Participant to the Committee pursuant to Article III.

2.19         Plan Year.  “Plan Year” means the calendar year.

2.20         Share Units.  “Share Units” means a unit of measurement equivalent to one share of Common Stock, with none of the attendant rights of a holder of such share, including, without limitation, the right to vote such share and the right to receive dividends thereon, except to the extent otherwise specifically provided herein.

2.21         Separation from Service.  “Separation from Service” shall have the meaning as set forth in Code section 409A.

ARTICLE III

DEFERRAL COMMITMENTS

3.1           Participation.  An Eligible Director may elect to participate in this Plan with respect to any Deferral Period by submitting a Participation Agreement to the Committee, prior to the date established by the Committee, in the calendar year immediately preceding the Deferral Period.

3.2           Initial Year of Participation.  In the event that an Eligible Director first becomes eligible to participate during a calendar year, a Participation Agreement must be submitted to the Committee no later than thirty (30) days following the date the Director becomes an Eligible Director.  Such Participation Agreement shall be effective only with regard to Compensation earned following the submission of the Participation Agreement to the Committee.

3.3           Elective Deferrals.  An Eligible Director’s Deferral Commitment may defer all or part of the Compensation payable to the Director during the Plan Year.  Once made, a Deferral Commitment shall be irrevocable for the Plan Year.

3.4           Limitations on Deferral Commitments.  The following limitations shall apply to Deferral Commitments:

(a)           Minimum.  The minimum Deferral Commitment shall be two thousand dollars ($2,000) per Deferral Period.

(b)           Maximum.  The maximum Deferral Commitment shall be one hundred percent (100%) of the Participant’s Compensation.

(c)           Changes in Minimum or Maximum.  The Committee may amend the Plan to change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. No such change may affect a Deferral Commitment made prior to the Committee’s action.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNTS

4.1           Accounts.  For record keeping purposes only, separate accounts shall be maintained on the Company’s books and records for each Participant to reflect the Participant’s interest under the Plan.

4.2           Deferred Compensation.  The amount of Compensation deferred by each Participant shall be credited to his or her Account as of the date the Deferred Compensation would otherwise have been payable.  Any withholding of taxes or other amounts which is required by state, federal or local law with respect to Deferred Compensation shall be withheld from the Participant’s non-deferred Compensation to the maximum extent possible with any excess reducing the amount deferred.

4.3           Share Units.  The amounts credited to a Participant’s Account shall be converted into Share Units. The number of Share Units shall be determined by dividing the Compensation deferred by the Market Value of one share of Common Stock on the date as of which the amount is credited.

4.4           Dividends.  On each dividend record date, the Participant’s Accounts shall be credited with the cash equivalent of any dividends which the Company would have otherwise paid on Common Stock shares equal to the number of Share Units credited to the Accounts. Such contributions shall be converted into additional Share Units based on the valuation method provided in Section 4.3. In addition, the stock equivalent of any stock dividends paid on Common Stock shall be credited to the Participant’s Account on the record date and will be reflected as additional Share Units. Dividends shall continue to be credited to a Participant’s Account until the final payment is made from the Account.

4.5           Determination of Accounts.  The value of each Participant’s Account shall be determined at the end of each trading day. The value shall be based on the Market Value for that day times the number of Share Units credited to the Account.

4.6           Vesting of Accounts.  Participants shall be 100% vested in their Accounts at all times.

4.7           Statement of Accounts.  The Committee shall submit to each Participant, within thirty (30) days after the close of each calendar quarter and at such other time as determined by the Committee, a statement setting forth the balance of and the credits to the Accounts maintained for such Participant.

4.8           Adjustment of Share Units.  In the event of any change in the Common Stock occurring by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any rights offering to purchase such shares at a price substantially below fair market value, or any similar change affecting the Common Stock, the number and kind of shares represented by the Share Units shall be appropriately adjusted consistent with such change in such manner as the Committee, in its sole discretion, may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participants hereunder.  The Committee shall give notice to each Participant of any adjustment made pursuant to this Section and, upon such notice; such adjustment shall be effective and binding for all purposes of the Plan.

ARTICLE V

PLAN BENEFITS

5.1           After Separation from Service.  Upon a Participant’s Separation from Service, the Participant shall become entitled to receive the payment of the Participant’s Account.  The value of the Participant’s Account as of such date shall be payable in whole shares of Common Stock (and cash to the extent of any fractional shares) in a single payment no later than sixty (60) days thereafter.  In the event the Participant is a “specified employee” (as defined under Code section 409A) at the time of such Separation from Service, payment of the Participant’s Account shall not commence any earlier than six months following the Participant’s Separation from Service (except in the event of death).  In the event of the Participant’s Separation from Service because of his or her death, payment will be made to the Participant’s Beneficiary within sixty (60) days of Participant’s death.

5.2           Change of Control.  Notwithstanding the foregoing, in the event of the occurrence of a Change of Control, the value of each Participant’s Account, determined as of the date of the Change of Control, shall be paid to each Participant in cash in a single payment no later than ten (10) days following such Change of Control.

5.3           Tax Withholding.  To the extent required by federal, state, or local law in effect at the time payments are made, the Company shall withhold from any amount that is included in the Participant’s income hereunder any taxes required to be withheld by such law(s).

5.4           Payment to Guardian.  The Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Committee may, in its sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Committee of incompetence, minority, or incapacity.  Such distribution shall completely discharge the Committee from all liability with respect to such benefit.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1           Beneficiary Designation.  Subject to Section 6.3, each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of such Participant’s death prior to complete distribution of the Participant’s Accounts.  Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2           Changing Beneficiary.  Subject to Section 6.3, any Beneficiary designation, other than the Participant’s spouse, may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.  The filing of a new properly completed Beneficiary designation shall cancel all Beneficiary designations previously filed.

6.3           Community Property.  If the Participant resides in a community property state, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

6.4           No Beneficiary Designation.  If any Participant fails to designate a Beneficiary in the manner provided in Section 6.1 and subject to Section 6.3, if the Beneficiary designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s Accounts, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)           The Participant’s spouse;

(b)           The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take, by right of representation, the share the parent would have taken if living; or

(c)           The Participant’s estate.

ARTICLE VII

ADMINISTRATION

7.1           Committee.  This Plan shall be administered by the Committee, which shall be made of not less than three members appointed by the Company’s Chief Executive Officer.  The Committee shall have the discretionary authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise.  A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2           Agents and Delegation.  The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may, from time to time, consult with counsel who may be counsel to the Company. Any reference in the Plan to the Committee shall be deemed to include a reference to any delegatee of the Committee.

7.3           Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Plan.

7.4           Indemnification of Committee.  The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct by such member or as expressly provided by statute.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

8.1           Amendment.  The Committee may at any time amend this Plan by written instrument, notice of which is given to all Participants and to any Beneficiaries to whom a benefit is due. No amendment shall reduce the amount accrued in any Accounts as of the date such notice of the amendment is given. Material changes to this Plan will be effective immediately, but must be ratified and approved at the Compensation Committee meeting immediately following the effective date of such amendment. After a Change of Control of the Company, this Plan may not be amended without the consent of at least 75% of the Participants.

8.2           Right to Terminate Plan.  Subject to 8.2(c) the Compensation Committee may partially or completely terminate this Plan if, in its judgment, the tax, accounting, or other effects of the continuance of this Plan would not be in the best interests of the Company.

(a)           Partial Termination.  The Compensation Committee may partially terminate this Plan by instructing the Committee not to accept any additional Deferral Commitments.  If such a partial termination occurs, this Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

(b)           Complete Termination.  The Compensation Committee may completely terminate this Plan by choosing not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments, provided that such termination complies with Code section 409A.  If such a complete termination occurs, this Plan shall cease to operate and the Company shall pay out all Accounts in a lump sum in accordance with Code section 409A.

(c)           Termination After Change of Control. After a Change of Control, this Plan may not be completely or partially terminated without the consent of at least 75% of the Participants.

ARTICLE IX

MISCELLANEOUS

9.1           Unfunded Plan.  A Participant shall have the status of a general unsecured creditor of the Company with respect to his or her right to receive any payment under the Plan.  The Plan shall constitute a mere promise by the Company to make payments in the future of the benefits provided for herein. It is intended that the arrangements reflected in this Plan be treated as unfunded for tax purposes.

9.2           Trust Fund.  The Company may, but shall not be required to, establish a trust to assist it in providing for any of its payment obligations under the Plan.  If any such trust is established, all of the assets of the trust shall, at all times prior to payment to Participants, remain subject to the claims of the Company’s creditors; and no Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the trust. Any trust so established shall also contain such other terms and provisions as will permit the trust to be treated as a “grantor trust” under the Internal Revenue Code of 1986, of which the Company is the grantor.  If any such trust is established, the Company shall be relieved of its obligation hereunder to pay any amounts or shares of Common Stock to any Participant or Beneficiary, to the extent that such amounts or shares are paid to the Participant or Beneficiary from such trust.

9.3           Nonalienability.  The Committee may recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under this Plan, provided that (a) the domestic relations order would be a “qualified domestic relations order” within the meaning of Code Section 414(p) if Code Section 414(p) were applicable to this Plan; and (b) the domestic relations order does not purport to give the alternate payee any right to assets of the Company or its affiliates.  Except as set forth in the preceding two sentences with respect to domestic relations orders, and except as required under applicable federal, state, or local laws concerning the withholding of tax, rights to benefits payable under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind.  Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such supplemental benefit, whether currently or thereafter payable, shall be void.

9.4           Governing Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the state of California.

9.5           Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.6           Notice.  Any notice required or permitted under this Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail.  Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Mailed notice to the Committee shall be directed to the Company’s address.  Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

9.7           Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Plan as of the 9th day of June, 2008.

SANMINA-SCI CORPORATION

By	/s/ Jure Sola

Its Chief Executive Officer